Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Third Quarter 2025 Results

HOUSTON, TX, October 29, 2025 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the third quarter of 2025.

Third Quarter 2025 Highlights:

(In millions, except per share data)	For the Quarter Ended September 30, 2025	For the Quarter Ended September 30, 2024	Percentage increase (decrease)
Net income	$78.2	$105.9	(26)%
Adjusted net income(1)	$77.8	$100.3	(22)%
Earnings per share - diluted	$0.40	$0.52	(23)%
Adjusted EBITDAX(1)	$218.8	$243.6	(10)%
Capital expenditures - D&C	$118.4	$103.1	15%
Average daily production (Mboe/d)	100.5	90.7	11%
Cash balance as of period end	$280.5	$276.1	2%
Diluted weighted average total shares outstanding(2)	190.3	198.4	(4)%

Third Quarter 2025 Highlights:

•Magnolia reported third quarter 2025 net income attributable to Class A Common Stock of $75.5 million, or $0.40 per diluted share. Third quarter 2025 total net income was $78.2 million and total adjusted net income(1) was $77.8 million. Diluted weighted average total shares outstanding decreased by 4% to 190.3 million(2) compared to third quarter 2024.

•Adjusted EBITDAX(1) was $218.8 million during the third quarter of 2025. Total drilling and completions (“D&C”) capital was $118.4 million, and roughly in-line with our earlier guidance. The third quarter D&C capital represented approximately 54% of adjusted EBITDAX.

•Net cash provided by operating activities was $247.1 million during the third quarter of 2025 and the Company generated free cash flow(1) of $133.9 million. Magnolia generated operating income as a percentage of revenue (pre-tax margins) of 31% during the third quarter. Total revenue, adjusted EBITDAX and operating income were all supported by strong natural gas and NGL price realizations during the third quarter.

•Total production volumes in the third quarter of 2025 grew by 11% on a year-over-year basis to 100.5 thousand barrels of oil equivalent per day (“Mboe/d”), establishing a new quarterly record, and included 39.4 thousand barrels of oil per day (“Mbbls/d”). Total production in Giddings grew 15% year-over-year to 79.2 Mboe/d with oil volumes increasing 5%.

•The Company repurchased 2.15 million of its Class A Common Stock during the third quarter for $51.4 million. Magnolia has 5.2 million Class A Common shares remaining under its current share repurchase authorization, which are specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.15 per share of Class A common stock, and a cash distribution of $0.15 per Class B unit, payable on December 1, 2025 to shareholders of record as of November 10, 2025.

•Magnolia returned $80.3 million(3), or 60% of the Company’s free cash flow(1), to shareholders during the third quarter through a combination of share repurchases and dividends. Inclusive of the significant return of cash to shareholders, Magnolia ended the third quarter with $280.5 million of cash on the balance sheet and an undrawn $450 million revolving credit facility.

“When we ask some of our larger shareholders why they are invested in Magnolia, a common reply is, ‘because you do what you say you’re going to do.’ Since our founding more than seven years ago, Magnolia has consistently executed around the principles of its differentiated business model which includes our strong balance sheet and discipline capital spending philosophy designed to maximize free cash flow generation from our high-quality assets,” said Chairman, President and CEO Chris Stavros. “We often remind the financial community that Magnolia’s primary goals and objectives are to be the most efficient operator of best-in-class oil and gas assets, generate the highest returns on those assets, while employing the least amount of capital for drilling and completing wells. A substantial portion of our free cash flow is returned to investors through our secure and growing cash dividend and ongoing share repurchases, and we continue to enhance and expand our asset base through bolt-on acquisitions near areas where we operate and understand well.

“Our third quarter and year to date performance demonstrates Magnolia’s ability to execute our business model despite the decline in product prices. Continued strong well performance during the year is expected to provide us with total production growth of 10 percent in 2025. Our Giddings wells results have not only outperformed our expectations but have exceeded levels of the last couple of years and despite a similar drilling program. This outperformance has also allowed us to defer the completion of several wells into next year leading to a 5 percent savings of capital during the year. The third quarter saw relatively strong price realizations for both our natural gas and NGL production. Our capital spending for the quarter remained at less than 55 percent of our adjusted EBITDAX, while delivering modest sequential total production growth and providing cash for our dividend, and the repurchase of more than 2 million Magnolia shares. We ended the quarter with $28 million more cash, and with cash on the balance sheet at the highest level this year.

“As we near the end of 2025 and looking ahead to 2026, we expect to close this year on a strong note anticipating both record total production and oil production in the fourth quarter. We remain steadfast around our business model and our core philosophy and strategy that has helped compound per share value for Magnolia shareholders. We operate a focused business with an emphasis on driving financial returns and do not plan to add incremental activity at current product prices. Our efforts and initiatives to improve the efficiency of our capital program and reduce our operating costs over the last several years have improved our flexibility within a volatile product price environment. Assuming current product prices, we expect that our 2026 program would deliver mid-single digit production growth while spending within 55 percent of our adjusted EBITDAX and allowing for significant free cash flow generation in support of our growing dividend and consistent share repurchases.”

Operational Update

Total Company production volumes in the third quarter of 2025 grew by 11 percent on a year-over-year basis to 100.5 Mboe/d including 39.4 Mbbls/d. Third quarter Giddings total production increased by 15 percent, compared to the prior year period with Giddings oil production growing by 5 percent compared to the third quarter of 2024. Giddings production represented 79 percent of total Company volumes during the third quarter. The Company’s total production has continued to benefit from strong overall well performance throughout the year. Magnolia’s third quarter 2025 capital spending on drilling, completions, and associated facilities was $118.4 million. Third quarter revenue and operating income metrics were supported by strong natural gas and NGL price realizations.

Magnolia plans to continue to operate two drilling rigs and one completion crew during 2025 and expects to maintain this level of activity through the remainder of the year. The Company’s two operated rigs and one completion crew development program has been in place consistently for the last four years driving total Company production growth of approximately 50 percent and more than doubling our production volumes in Giddings. Approximately 75 to 80 percent of the 2025 activity is expected to consist of multi-well development pads in the Giddings area and to further de-risk our sizable acreage position. The development program at Giddings consists of drilling multi-well pads throughout our core 240,000 net acre development area. This creates a balanced and efficient program providing more consistent year-over-year results. Magnolia continues to allocate a modest amount of capital toward appraisal activities within our large acreage footprint designed to further enhance our resource opportunity set.

Additional Guidance

Fourth quarter 2025 D&C capital spending is estimated to be roughly $110 million, bringing the Company’s estimated total capital spending for the year and near the midpoint of our earlier guidance of approximately $450 million. This includes an estimate of non-operated capital that is similar to 2024 levels. As Magnolia has continued to benefit from strong overall well performance throughout this year, we are reiterating our full-year 2025 outlook for total production growth of approximately 10 percent, compared to our guidance at the beginning of the year of 5 to 7 percent. Total production for the fourth quarter is estimated to be approximately 101 Mboe/d, and we expect that both total production and oil production for the quarter to be at their highest levels of the year. We expect LOE to decline slightly to approximately $5.20 per boe in the fourth quarter and with full-year 2025 LOE anticipated to be at least 5 percent lower than levels seen in 2024.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the fourth quarter of 2025 is expected to be approximately 189 million shares, which is approximately 4 percent lower than fourth quarter 2024 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended September 30, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on October 30, 2025.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, October 30, 2025 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

(1) Adjusted net income, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Includes $1.1 million of share repurchases incurred during the third quarter, but settled during the fourth quarter of 2025, and excludes $0.9 million of share repurchases incurred during the second quarter of 2025, but settled during the third quarter of 2025.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation and tariffs. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Production:
Oil (MBbls)	3,628	3,579	10,784	10,447
Natural gas (MMcf)	17,515	14,644	50,828	43,375
Natural gas liquids (MBbls)	2,700	2,325	7,620	6,592
Total (Mboe)	9,247	8,345	26,875	24,269

Average daily production:
Oil (Bbls/d)	39,430	38,902	39,500	38,128
Natural gas (Mcf/d)	190,384	159,170	186,183	158,302
Natural gas liquids (Bbls/d)	29,347	25,271	27,912	24,060
Total (boe/d)	100,507	90,702	98,443	88,572

Revenues (in thousands):
Oil revenues	$230,530	$265,682	$702,409	$800,195
Natural gas revenues	43,169	22,207	137,386	61,871
Natural gas liquids revenues	51,236	45,246	154,422	127,211
Total Revenues	$324,935	$333,135	$994,217	$989,277

Average sales price:
Oil (per Bbl)	$63.55	$74.23	$65.14	$76.59
Natural gas (per Mcf)	2.46	1.52	2.70	1.43
Natural gas liquids (per Bbl)	18.98	19.46	20.27	19.30
Total (per boe)	$35.14	$39.92	$36.99	$40.76

NYMEX WTI (per Bbl)	$64.95	$75.16	$66.67	$77.55
NYMEX Henry Hub (per MMBtu)	$3.07	$2.16	$3.39	$2.10
Realization to benchmark:
Oil (% of WTI)	98%	99%	98%	99%
Natural Gas (% of Henry Hub)	80%	70%	80%	68%

Operating expenses (in thousands):
Lease operating expenses	$48,553	$44,444	$139,218	$134,945
Gathering, transportation and processing	17,744	10,676	49,186	27,668
Taxes other than income	20,383	18,269	59,291	56,011
Depreciation, depletion and amortization	110,618	107,336	323,552	309,155

Operating costs per boe:
Lease operating expenses	$5.25	$5.33	$5.18	$5.56
Gathering, transportation and processing	1.92	1.28	1.83	1.14
Taxes other than income	2.20	2.19	2.21	2.31
Depreciation, depletion and amortization	11.96	12.86	12.04	12.74

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
REVENUES
Oil revenues	$230,530	$265,682	$702,409	$800,195
Natural gas revenues	43,169	22,207	137,386	61,871
Natural gas liquids revenues	51,236	45,246	154,422	127,211
Total revenues	324,935	333,135	994,217	989,277
OPERATING EXPENSES
Lease operating expenses	48,553	44,444	139,218	134,945
Gathering, transportation and processing	17,744	10,676	49,186	27,668
Taxes other than income	20,383	18,269	59,291	56,011
Exploration expenses	131	491	841	918
Asset retirement obligations accretion	1,838	1,749	4,957	5,112
Depreciation, depletion and amortization	110,618	107,336	323,552	309,155
General and administrative expenses	24,204	21,158	72,072	67,547
Total operating expenses	223,471	204,123	649,117	601,356

OPERATING INCOME	101,464	129,012	345,100	387,921

OTHER EXPENSE
Interest expense, net	(5,362)	(3,856)	(16,218)	(9,683)
Other income (expense), net	(661)	7,286	309	4,018
Total other income (expense), net	(6,023)	3,430	(15,909)	(5,665)

INCOME BEFORE INCOME TAXES	95,441	132,442	329,191	382,256

Current income tax expense (benefit)	(32,288)	(480)	(15,367)	21,676
Deferred income tax expense	49,496	27,010	78,650	51,958
Total income tax expense	17,208	26,530	63,283	73,634

NET INCOME	78,233	105,912	265,908	308,622
LESS: Net income attributable to noncontrolling interest	2,777	6,128	9,409	28,193
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$75,456	$99,784	$256,499	$280,429

NET INCOME PER COMMON SHARE
Basic	$0.40	$0.52	$1.36	$1.50
Diluted	$0.40	$0.52	$1.36	$1.50
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	184,737	187,859	186,621	185,065
Diluted	184,749	187,871	186,633	185,096
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	5,523	10,544	5,523	16,174
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	190,272	198,415	192,156	201,270
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$78,233	$105,912	$265,908	$308,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	110,618	107,336	323,552	309,155
Exploration expenses, non-cash	—	—	125	1
Asset retirement obligations accretion	1,838	1,749	4,957	5,112
Amortization of deferred financing costs	547	1,116	1,619	3,305
Deferred income tax expense	49,496	27,010	78,650	51,958
Gain on revaluation of contingent consideration	(507)	(7,009)	(4,511)	(3,808)
Stock based compensation	7,316	4,707	21,167	14,161
Other	(231)	—	2,522	2,921
Net change in operating assets and liabilities	(256)	(22,928)	(23,746)	6,796
Net cash provided by operating activities	247,054	217,893	670,243	698,223

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(24,706)	(14,823)	(64,359)	(164,995)
Additions to oil and natural gas properties	(119,048)	(104,872)	(350,503)	(351,935)
Changes in working capital associated with additions to oil and natural gas properties	5,667	(9,832)	8,437	455
Other investing	12	(40)	5,782	(539)
Net cash used in investing activities	(138,075)	(129,567)	(400,643)	(517,014)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(51,249)	(48,115)	(152,181)	(128,133)
Class B Common Stock purchases and cancellations	—	(12,930)	—	(89,670)
Dividends paid	(28,081)	(24,694)	(85,341)	(72,524)
Distributions to noncontrolling interest owners	(829)	(1,984)	(2,671)	(8,190)
Other financing activities	(96)	(147)	(8,971)	(7,674)
Net cash used in financing activities	(80,255)	(87,870)	(249,164)	(306,191)

NET CHANGE IN CASH AND CASH EQUIVALENTS	28,724	456	20,436	(124,982)
Cash and cash equivalents – Beginning of period	251,761	275,683	260,049	401,121
Cash and cash equivalents – End of period	$280,485	$276,139	$280,485	$276,139

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$280,485	$260,049
Other current assets	189,004	150,775
Property, plant and equipment, net	2,414,964	2,306,034
Other assets	39,131	103,977
Total assets	$2,923,584	$2,820,835

Current liabilities	$318,929	$290,261
Long-term debt, net	393,064	392,513
Other long-term liabilities	205,176	170,735
Common stock	24	24
Additional paid in capital	1,897,184	1,880,243
Treasury stock	(874,713)	(721,279)
Retained earnings	925,749	754,591
Noncontrolling interest	58,171	53,747
Total liabilities and equity	$2,923,584	$2,820,835

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	September 30, 2025	September 30, 2024
NET INCOME	$78,233	$105,912
Interest expense, net	5,362	3,856
Income tax expense	17,208	26,530
EBIT	100,803	136,298
Depreciation, depletion and amortization	110,618	107,336
Asset retirement obligations accretion	1,838	1,749
EBITDA	213,259	245,383
Exploration expenses	131	491
EBITDAX	213,390	245,874
Non-cash stock based compensation expense	5,935	4,707
Gain on revaluation of contingent consideration	(507)	(7,009)
Adjusted EBITDAX	$218,818	$243,572

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	September 30, 2025	September 30, 2024
NET INCOME	$78,233	$105,912
Adjustments:
Gain on revaluation of contingent consideration	(507)	(7,009)
Change in estimated income tax (1)	98	1,353
ADJUSTED NET INCOME	$77,824	$100,256

Diluted weighted average shares of Class A Common Stock outstanding during the period	184,749	187,871
Weighted average shares of Class B Common Stock outstanding during the period (2)	5,523	10,544
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	190,272	198,415
(1) Represents corporate income taxes at an assumed annual effective tax rate of 19.3% for each of the quarters ended September 30, 2025 and 2024.
(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	September 30, 2025	September 30, 2024
Revenue	$35.14	$39.92
Total cash operating costs:
Lease operating expenses (1)	(5.16)	(5.26)
Gathering, transportation and processing	(1.92)	(1.28)
Taxes other than income	(2.20)	(2.19)
Exploration expenses	(0.01)	(0.06)
General and administrative expenses (2)	(2.07)	(2.04)
Total adjusted cash operating costs	(11.36)	(10.83)
Adjusted cash operating margin	$23.78	$29.09
Margin (%)	68%	73%
Non-cash costs:
Depreciation, depletion and amortization	$(11.96)	$(12.86)
Asset retirement obligations accretion	(0.20)	(0.21)
Non-cash stock based compensation	(0.64)	(0.57)
Total non-cash costs	(12.80)	(13.64)
Operating income margin	$10.98	$15.45
Margin (%)	31%	39%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.9 million, or $0.09 per boe, and $0.6 million, or $0.07 per boe, for the quarters ended September 30, 2025 and 2024, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $5.1 million, or $0.55 per boe, and $4.1 million, or $0.50 per boe, for the quarters ended September 30, 2025 and 2024, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$247,054	$217,893
Add back: net change in operating assets and liabilities	256	22,928
Cash flows from operations before net change in operating assets and liabilities	247,310	240,821
Additions to oil and natural gas properties	(119,048)	(104,872)
Changes in working capital associated with additions to oil and natural gas properties	5,667	(9,832)
Free cash flow	$133,929	$126,117